Exhibit 21

List of Subsidiaries

Subsidiary	Jurisdiction
4246519 Canada Inc.	Canada
Bite, Inc.	Colorado
Crocs Asia Pte Ltd.	Singapore
Crocs Austria GmbH	Austria
Crocs Australia Pty Ltd.	Australia
Crocs Belgium NV	Belgium
“CROCS BH” d.o.o. Kotor Varoš	Bosnia-Herzgovina
Crocs Brasil Comércio de Calçados Ltda.	Brazil
Crocs Canada Inc.	Canada
Crocs Distribution FZE	Dubai
Crocs Europe B.V.	Netherlands
Crocs Europe Stores S.L.	Spain
Crocs Footwear & Accessories (Shanghai) Co., Ltd.	China
Crocs Footwear (Malaysia) Sdn. Bhd.	Malaysia
Crocs France S.A.R.L.	France
Crocs General Partner LLC	Delaware
Crocs Germany GmbH	Germany
Crocs Gulf L.L.C	UAE
Crocs Hong Kong Ltd.	Hong Kong
Crocs India Private Limited	India
Crocs Industrial (Hong Kong) Co. Ltd.	Hong Kong
Crocs Industrial (Shenzhen) Co. Ltd.	China
Crocs Italy S.r.l.	Italy
Crocs Japan GK	Japan
Crocs Japan GK	Taiwan
Crocs Korea Inc	South Korea
Crocs México, S. de R.L. de C.V.	Mexico
Crocs México Trading Company, S. de R.L. de C.V.	Mexico
Crocs Middle East FZE	UAE
Crocs Nordic OY	Finland
Crocs NZ Limited	New Zealand
Crocs Portugal, Lda.	Portugal
Crocs Puerto Rico, Inc.	Puerto Rico
Crocs Retail, LLC	Colorado
Crocs Servicios México, S. de R.L. de C.V.	Mexico
Crocs Singapore Pte Ltd.	Singapore
Crocs S.R.L.	Argentina
Crocs Stores AB	Sweden
Crocs Stores B.V.	Netherlands
Crocs Stores OY	Finland
Crocs Stores Ireland Limited	Ireland
Crocs Trading (Shanghai) Co. Ltd.	China
Crocs UK Limited	United Kingdom
Crocs US Latin American Holdings, LLC	Delaware
Crocs Vietnam Limited Liability Company	Vietnam

Colorado Footwear C.V.	Netherlands
Exo Italia S.R.L.	Italy
Jibbitz LLC	Colorado
LLC Crocs CIS	Russia
Ocean Minded, Inc.	Colorado
Panama Footwear Distribution S. De R.L.	Panama
Western Brands Holding Company, LLC	Colorado
Western Brands Netherlands Holding C.V.	Netherlands